Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cars.com Inc. of our report dated January 9, 2015 relating to the financial statements of Cars.com LLC, which appears in Cars.com Inc.’s Registration Statement on Form 10 for the period from January 1 to October 1, 2014 and for the year end December 31, 2013, initially filed with the Securities and Exchange Commission on September 7, 2016, as amended by Amendment No. 1 on November 2, 2016, as amended by Amendment No. 2 on February 3, 2017, as amended by Amendment No. 3 on April 12, 2017, as amended by Amendment No. 4 on April 28, 2017, and as amended by Amendment No. 5 on May 5, 2017.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 26, 2017